Exhibit 10.2

AFFINITY CARD AGREEMENT

THIS AFFINITY CARD AGREEMENT (“Agreement”), made as of February 16, 2005, between First Bank of Delaware, a bank organized under the laws of the State of Delaware with an office at 1000 Rocky Run Parkway, Wilmington, Delaware 19803 (hereinafter referred to as “Bank”), and CompuCredit Corporation, a corporation organized under the laws of Georgia with an office at 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346 (hereinafter referred to as “Marketer”).

WITNESSETH:

WHEREAS, Bank is a bank authorized to engage in the business of issuing to consumers lines of credit that are accessible by credit cards; and

WHEREAS, Bank is a licensed affiliate member of MasterCard International (“MasterCard”); and

WHEREAS, Marketer is desirous of having Bank issue MasterCard credit cards to consumers who are creditworthy under the standards contemplated hereby; and

WHEREAS, on the terms and conditions described herein, Bank and Marketer desire to enter into a relationship under which, among other things, Bank will issue such credit cards and Marketer will perform certain services; and

WHEREAS, Bank is interested in selling and Marketer is interested in purchasing an interest in the accounts receivable generated by the use of Credit Cards;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Marketer agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise specifically indicated, the following terms shall have the indicated meanings:

“Alternative Logo” shall mean a logo and/or trademark requested by Marketer for a Credit Card.

“Bank Credit Card Marks” or “Bank Marks” shall have the meaning specified in Section 2.8(b) hereof.

“[Brand] Card” shall mean a MasterCard Card bearing the Brand name or logo [“Logo”] on the front thereof.

“Cardholder” shall mean an individual in whose name a Credit Card Account is established.

“Cardholder Agreement” shall mean an agreement between Bank and a Cardholder for the extension of credit in connection with a Credit Card Account.

“Credit Card” or “Card” shall mean each MasterCard issued by Bank which is identified by any one of the bank identification numbers specified on Schedule A hereto, as such Schedule A may be revised from time to time.

“Credit Card Account” or “Account” shall mean an unsecured account that is opened by Bank pursuant to which one or more Credit Cards are issued to a Cardholder, including, without limitation, any and all documents, books and records pertaining thereto and any and all rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank as creditor and issuer may now or, hereafter be entitled with respect thereto.

“Credit Products” shall mean the products and services relating to, or intended for use or application in, the Program or third party credit programs, including, without limitation, credit insurance programs, membership programs, buying clubs, debt cancellation or forbearance programs, or credit card registration services and/or other credit card-related programs that safeguard, insure or enhance any of the foregoing.

“Credit Card Receivables” shall mean all amounts owing to Bank on the Accounts, including, without limitation, principal balances from outstanding purchases and cash advances, accrued finance charges, accrued late charges, accrued returned check charges and any other accrued charges and fees, whether or not billed.

“Letter of Credit Bank” shall have the meaning specified in Section 4.1(c) hereof.

“Marketer Credit Card Marks” or “Marketer Marks” shall have the meaning specified in Section 2.7(a) hereof.

“Non-Program Receivables” shall mean all amounts owing to Bank on the Accounts other than Program Receivables.

“Nonpublic Personal Information” shall mean: (i) personally identifiable financial information; and (ii) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available.

“Person” shall mean any person or entity, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature, whether or not a legal entity.

“Prime Rate” shall have the meaning specified in Section 3.2 hereof.

“Program” shall mean the affinity credit card program conducted pursuant to the terms hereof.

“Program Receivables” shall mean all purchases and cash advances attributable to the Accounts, less any adjustments or credits for which Bank is obligated to settle with MasterCard.

“Solicitation Materials” shall mean any applications, marketing materials, advertising pieces, sales literature, telemarketing scripts, any other materials used to induce persons to apply for Credit Cards, and any other materials used to induce use of the Credit Cards.

1.2 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

ARTICLE II

ESTABLISHMENT OF CREDIT CARD ACCOUNTS

2.1 Issuance of Credit Cards. Bank shall issue Credit Cards to applicants who qualify for such Cards under the Credit Criteria (as defined in Section 2.3 hereof) and shall extend all credit with respect to such Credit Cards. Bank and Marketer intend that Bank shall be the creditor on the Credit Card Account and that Marketer shall not be considered a creditor on any Credit Card Account for any purpose whatsoever. Subject to the Operating Regulations (as defined in Section 2.9 hereof) and the terms of Section 2.7 herein, each Credit Card shall have the name, logo and/or trademark of [Brand] Card or an Alternative Logo on the front thereof and shall be of a design approved by Bank, Marketer and MasterCard, as applicable.

2.2 Solicitation of New Accounts. Marketer shall, at its own expense, have the sole and exclusive right to solicit applications for Credit Cards from individuals, corporations, partnerships and/or other entities. Marketer shall bear all marketing expenses incurred in connection with the Program. Marketer shall, at its own expense, create, produce and mail or otherwise distribute Solicitation Materials to promote the Program and to solicit new Credit Card Accounts for Bank. Sample copies of such Solicitation Materials are attached hereto as Exhibit A and incorporated herein by reference. Marketer shall provide copies of all Solicitation Materials to Bank for its review and approval as soon as practicable, but no less than ten (10) days prior to their first intended use. Bank shall respond by approving, or giving specific reasons for disapproval, within five (5) days of receipt and shall not unreasonably withhold or delay its approval of such materials. The frequency and timing of such solicitations shall be determined by Marketer in consultation with Bank. In Marketer’s discretion, solicitations may be conducted by direct mail, telephone, email or other means. However, Marketer shall not use spammed email in order to solicit customers and will adhere to CAN-SPAM ACT. Marketer shall (i) prepare and include on or with each solicitation any notices and disclosures required under applicable laws and regulations, (ii) provide such notices and disclosures to Bank for its review and approval, and (iii) otherwise conduct all such solicitation activities in compliance with all applicable laws and regulations. Bank shall be identified to applicants and to Cardholders as the Card issuer and the creditor for all credit extended on the Credit Card Accounts.

2.3 Applications

(a) Bank will require that each person who desires to become a Cardholder complete a written application, submit an application via the Internet, or apply for a Credit Card in response to a telemarketing solicitation. Marketer shall ensure that the form of the written application, the telemarketing script and all other Solicitation Materials are in compliance with all applicable laws and regulations. The credit criteria for issuing Credit Cards (the “Credit Criteria”) established by Bank are set forth in the Operations Manual (as defined in Section 2.5 below). Unless otherwise required by applicable laws and regulations, by any regulatory agency having jurisdiction over Bank, by final order of any court having jurisdiction over Bank, or by changing economic conditions, Bank will notify Marketer at least 180 days in advance of any changes to the Credit Criteria which have not previously been consented to by Marketer. Where changes to the Credit Criteria are required by applicable laws and regulations, by any regulatory agency having jurisdiction over Bank, by final order of any court having jurisdiction over Bank, or by changing economic conditions, Bank will provide Marketer with as much advance notice of any such changes to the Credit Criteria, as Bank determines to be practicable under the circumstances.

(b) Bank shall approve an applicant for a Credit Card only if the applicant meets the then applicable Credit Criteria. In the event that an applicant for a Card does not meet the Credit Criteria or is offered credit on materially less favorable terms than the most favorable terms available to a substantial proportion of consumer applicants, the applicant shall be notified in accordance with applicable laws and regulations. Upon approval of an application, Bank shall establish a Credit Card Account for the applicant. Bank shall provide one or more Credit Cards to each approved applicant and shall automatically issue a renewal card to each Cardholder whose Account is in good standing as of the scheduled Credit Card renewal date and who meets the then existing Credit Criteria for such renewal cards. Bank shall provide to each Cardholder a Cardholder Agreement and such other notices or documents related to such Cardholder’s Credit Card Account as are required from time to time, in the reasonable determination of Bank, under applicable laws and regulations. The Cardholder Agreement and other documents shall provide, as appropriate, that they are governed by Delaware and federal law. Marketer shall be responsible for preparing and providing said documents, in a form and content acceptable to Bank, and shall ensure that they comply in all respects with all applicable laws and regulations.

2.4 Account Terms. The terms and conditions for the Credit Cards applicable to the Credit Card Accounts are to be determined by Bank and are substantially as set out in the form of Cardholder Agreement attached hereto as Exhibit B and incorporated herein by reference. Bank shall ensure that the terms and conditions for the Credit Cards (including, without limitation, the interest rates, fees and charges) are in compliance with all applicable laws and regulations. Unless otherwise required by applicable laws and regulations, by any regulatory agency having jurisdiction over Bank, by final order of any court having jurisdiction over Bank, or by changing economic conditions, Bank will notify Marketer at least 180 days in advance of any changes to the Account terms and conditions which have not previously been consented to by Marketer. Where changes to the Account terms and conditions are required by applicable laws and regulations, by any regulatory agency having jurisdiction over Bank, by final order of any court having jurisdiction over Bank, or by changing economic conditions, Bank will provide Marketer with as much advance notice of any changes to the Account terms and conditions, as Bank determines to be practicable under the circumstances.

2.5 Account Administration. Except as otherwise provided herein, or in the agreements referred to in Section 2.6 hereof, Bank will perform or provide for the performance of all services that may be required in order to establish and maintain the Credit Card Accounts, including, but not limited to: credit approval, issuance of Credit Cards, and extension of credit to and receipt of payments from Cardholders. Bank and Marketer shall cooperate in the development of one or more manuals of operations, policies and procedures for the operation of the Program (collectively, “Operations Manual” or “Manual”). All administration and services to be provided by Bank shall be provided by Bank in accordance with the terms of the Solicitation Materials and Cardholder Agreements, the Operations Manual, the Operating

Regulations (as defined in Section 2.9 below) and this Agreement. Marketer acknowledges that it has reviewed and understands such policies and procedures and hereby agrees that Bank shall apply such policies and procedures for the services provided under this Agreement. Marketer may subcontract with a third party to provide any service required to be provided by Marketer hereunder, and Bank shall have the right to approve such third party, provided that such approval is not unreasonably delayed, conditioned or withheld.

2.6 Non-Credit Revenue on Accounts

(a) Marketer shall, at its own expense and at no cost to Bank, arrange for third parties to provide enhancements to Cardholders in connection with the Program. Bank shall have the right to approve all such enhancements, provided that such approval is not unreasonably delayed, conditioned or withheld. Marketer shall be responsible for assuring that all such enhancements comply with all applicable laws and regulations. If Bank currently offers any of these enhancements through the Marketer or any affiliate of the Marketer, then Bank will be the issuer of such enhancements.

(b) Marketer shall be entitled, at its own expense, to solicit Cardholders for goods and services, including Credit Products, and to place solicitation or promotional materials for such goods and services, including Credit Products, in communications by Bank to Cardholders. Bank shall have the right to approve all such goods and services, provided that such approval is not unreasonably delayed, conditioned or withheld. Marketer shall be responsible for assuring that all such goods and services and the solicitation practices and materials comply with all applicable laws and regulations. Marketer shall provide copies of all such solicitation and promotional materials to Bank for its review and approval as soon as practicable, but no less than ten (10) days prior to their first intended use. Bank shall respond by approving, or giving specific reasons for disapproval, within five (5) days of receipt and shall not unreasonably withhold or delay its approval of such documents. Marketer shall comply with all applicable laws and regulations in connection therewith. If Bank currently offers any of these goods and services including Credit Products through the Marketer or any affiliate of the Marketer, then Bank will be the issuer of such enhancements.

(c) Marketer agrees that none of the foregoing enhancements, goods or services shall involve any other credit or debit product, without the prior written consent of Bank.

(d) Marketer shall be entitled to retain all income and fees, if any, resulting from the foregoing good and services unless the Credit Products are offered by Bank in which case the income will be split according to the agreement related to the Credit Products offered by Bank.

(e) Any rebates, marketing fees, revenues or other fees or discounts that are paid or granted by MasterCard to Bank with respect, or apportionable, to Accounts shall be paid over to Marketer as additional consideration under this Agreement net of, with respect to MasterCard, any INET or INAS, with respect, or apportionable, as to each, to Accounts.

2.7 Use of Names and Trademarks

(a) Marketer hereby authorizes Bank, during the term of this Agreement and for a period of up to 180 days after any purchase of Accounts by Marketer, on a non-exclusive, nonassignable basis, to use Marketer’s name and such trademarks of Marketer, including, without limitation, the “[Brand]” servicemark as may be used in connection with the Credit Card Accounts (the “Marketer Credit Card Marks” or “Marketer Marks”) in the forms and formats approved by Marketer: (i) on Credit Cards, and (ii) on periodic statements, Cardholder Agreements and other communications to Cardholders with respect to the Credit Card Accounts. Marketer represents and warrants to Bank that Marketer has the power and authority to provide the authorization herein granted. It is expressly agreed that Bank is not acquiring any right, title or interest in the name “[Brand]” or any trade names, trademarks, logos or service marks of Marketer or of the Credit Card design, all of which shall be and remain the property of Marketer. Bank shall make no use of any trade names, trademarks, logos or service marks of Marketer, or of the Credit Card design without Marketer’s prior written consent, except as specifically authorized in this Section 2.7.

(b) Bank hereby authorizes Marketer, during the term of this Agreement and for a period of up to 180 days after any purchase of Accounts by Marketer, on a non-exclusive, nonassignable basis, to use Bank’s name and such trademarks of Bank as may be used in connection with the Credit Card Accounts (the “Bank Credit Card Marks” or “Bank Marks”), in the forms and formats approved by Bank, in communications to Cardholders with respect to the Credit Card Accounts made by Marketer pursuant to its obligations under this Agreement. It is expressly agreed that Marketer is not acquiring any right, title or interest in the name “First Bank of Delaware” or any trade names, trademarks, logos or service marks of Bank, all of which shall be and remain the property of Bank. Marketer shall make no use of the name “First Bank of Delaware” or of any trade names, trademarks, logos or service marks of Bank, without Bank’s prior written consent, except as specifically authorized in this Section 2.7.

(c) Use of Name and Trademark. Except as otherwise provided herein, neither party shall use the registered trademarks, service marks, logo, name or any other proprietary designations of the other party without that party’s prior written consent. Each party shall submit to the other party for prior approval any advertising or promotional materials referring to or describing the Credit Card Program in which such trademarks are to be used, which approval shall not unreasonably be withheld or delayed.

2.8 Cooperation. Each party hereto agrees to cooperate fully with the other party hereto in furnishing any information or performing any action reasonably requested by such party that is needed by the requesting party to perform its obligations under this Agreement or to comply with applicable laws and regulations. Each party agrees that it shall furnish the other party with true, accurate and complete copies of such records and all other information with respect to the Credit Card Accounts and the Program as such party or its authorized representatives may reasonably request, provided however that neither party shall be required to divulge any records to the extent prohibited by applicable laws and regulations.

2.9 MasterCard Membership. Bank shall, at all times during the term of this Agreement and for so long thereafter as Bank shall own any Account, maintain an active sponsored membership (or obtain a principal membership) in MasterCard that allows Bank to issue cards bearing the MasterCard logo and otherwise to perform all of its obligations under this Agreement. Bank shall maintain such membership through Republic First Bank, as evidenced by an agreement substantially in the form attached as Exhibit C, or other eligible financial institution (or through a direct relationship with MasterCard). Bank shall ensure that Marketer is a third-party beneficiary of its agreement with Republic First Bank (or other eligible financial institution) and, as such, is entitled to enforce Bank’s rights under such agreement. Bank shall be responsible for making all reports to MasterCard which may be required by its membership therein. Bank will comply with the operating rules and regulations of MasterCard (its “Operating Regulations”) in connection with the Program and the Marketer will not request or demand that Bank take any action not in compliance with those Operating Regulations. If Bank no longer has membership, directly or indirectly, in MasterCard, Marketer may terminate this Agreement without any termination fee.

2.10 Non-exclusive Arrangement. There shall be no restriction on Bank’s right to issue credit cards independent of the Program and to perform credit card services on its own behalf or for other parties or affinity groups.

2.11 Ownership of Account Relationships. During the term hereof, Bank shall not, directly or indirectly, transfer, sell or, except as required or permitted by applicable laws and regulations, disclose to any other person or entity any list (whether in written or other form) containing the names, addresses and/or telephone numbers of Cardholders that exists by reason of those persons being Cardholders (a “Cardholder List”). Bank shall not, directly or indirectly, solicit Cardholders by, using a Cardholder List, in whole or in part, for any other credit card, or for any other purpose, without the prior written consent of Marketer.

2.12 Performance. Bank represents and warrants that it has all of the necessary facilities and personnel to establish, operate and administer the Program in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all applicable laws and regulations; and that it will perform its obligations hereunder in a timely manner and with due care. Marketer represents and warrants that it has all of the necessary facilities and personnel to operate and administer the Program in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all applicable laws and regulations; and that it will perform its obligations hereunder in a timely manner with due care.

2.13 Assistance with Conversion. Upon any termination of this Agreement or the purchase of Accounts by Marketer or Marketer’s designee, Bank shall provide to Marketer all assistance reasonably necessary to enable Marketer to convert the Accounts serviced hereunder to the processing system designated by Marketer, and cooperate with Marketer in its efforts to effect such conversion, at the earliest reasonably practicable date.

2.14 Reports. Marketer may, at its own expense and upon reasonable prior notice, have full access to, and the right to inspect and copy, the books, records and data records of Bank, or to which Bank has access as a client of any subcontractor performing work for or on behalf of Bank, relating to the Program, and during the term of this Agreement, Bank shall furnish to Marketer all such information concerning Accounts established and administered by Bank pursuant to this Agreement as Marketer may reasonably request. Marketer shall request Nonpublic Personal Information regarding consumer Cardholders from Bank only in furtherance of the performance of services for Bank or functions on Bank’s behalf; as necessary to effect, administer, or enforce a transaction that a consumer requested or authorized; or as otherwise permitted by applicable law. Marketer shall comply with Bank’s information security program in regard to Nonpublic Personal Information obtained from Bank, including proper disposal of Nonpublic Personal Information. Bank may, at its own expense and upon reasonable prior notice, have full access to, and the right to inspect and copy, the books, records and data records of Marketer, or to which Marketer has access as a client of any subcontractor performing work for or on behalf of Marketer, relating to the Program, and during the term of this Agreement or at any time thereafter if such records are requested by Bank’s regulators, Marketer shall furnish to Bank all such information concerning Accounts established and administered by Marketer pursuant to this Agreement as Bank may reasonably request.

2.15 Expenses. Marketer agrees to reimburse Bank for seventy-five percent (75%) of all reasonable outside legal and compliance fees actually incurred related to Bank’s review and approval of the Solicitation Materials. Marketer also agrees to pay all surcharges imposed by the

MasterCard network with the exception of the annual ICA and BIN Fees. Marketer agrees to reimburse Bank for any out of pocket costs related to its audits of any third party vendors used in conjunction with this Agreement who are not located in the United States of America.

2.16 Charged-off Accounts. During the term of the Agreement, on the last business day of each calendar month, Bank shall automatically and without further action or consideration be deemed to, and hereby does, transfer, set over and convey to Marketer all of its right, title and interest in and to each Account that has been charged-off as uncollectible during such calendar month in accordance with the policies and procedures specified in the Manual and all rights of Bank, if any, to Credit Card Receivables therein, and, on and after each such date, Marketer shall automatically and without further action or consideration be deemed to, and hereby does, assume Bank’s obligations with respect to each such Account. Marketer will provide Bank with a monthly report detailing these charge-offs. Marketer shall pay all transfer taxes, if any, in connection with the conveyances contemplated by this Section 2.16. Bank and Marketer intend that such sale of the Accounts and all rights of Bank, if any, to Credit Card Receivables therein under this Section 2.16 is intended to be an absolute transfer and sale, including for accounting purposes, of all of Bank’s interest in, to and under such Accounts and all rights of Bank, if any, to Credit Card Receivables therein, providing Marketer with the full benefits of ownership of same, and Bank and Marketer do not intend these transactions to be, or for any purpose to be characterized as, a loan secured by such Accounts. If despite such intention, a court characterizes the sale of Accounts hereunder as a loan rather than an absolute transfer, then this Agreement shall be deemed to be, and hereby is a security agreement, within the meaning of the Uniform Commercial Code in effect in any relevant jurisdiction, and Bank hereby grants to Marketer, a first priority perfected security interest in, to and under all of Bank’s right, title and interest, whether now existing or hereafter acquired or arising, in, to and under each and every Account described in this Section 2.16 and all rights of Bank, if any, to Credit Card Receivables therein, for the purpose of securing Marketer’s rights under this Agreement.

2.17 Compliance. Marketer represents and warrants, and shall be solely obligated for ensuring that all actions taken by it, its employees, its agents and contractors, and any third parties providing enhancements as described in Section 2.6(a) or goods and services as described in Section 2.6(b), shall comply with:

(i)	the terms and conditions for the Credit Cards (including, without limitation, the interest rates, fees and charges),

(ii)	the Cardholder Agreement , form of billing statement (except to the extent Bank refuses to format, for reasons other than system limitations, the billing statement pursuant to Marketer’s written request), and other notices and documents related to each Cardholder’s Credit Card Account,

(iii)	the forms of the written application, the telemarketing scripts and all other Solicitation Materials, including any notices and disclosures required or permitted under applicable laws, rules or regulations to be included thereon or therewith,

(iv)	the Manual and any amendments to the Manual,

(v)	the credit and marketing scorecards, criteria and procedures,

(vi)

with regard to all enhancements, goods and services, all (A) solicitation and promotional materials, scripts and procedures, (B) the enhancements, goods and services themselves, (C) all agreements, notices, documents and procedures pertaining thereto, and (D) the application and implementation of each of the foregoing,

(vii)	all laws and regulations applicable to all other solicitation, marketing, advertisement, acquisition and collection activities (but only where such collection activities are performed by Marketer or vendors unaffiliated with Bank) relating in any way to the Credit Cards or to the enhancements, goods and services, including, without limitation, all Internet advertising, websites and links (whether or not operated by Marketer) which make any reference to the Credit Cards or to any enhancements, goods and services, and all activities involving disclosure to, or use or disclosure by, Marketer or any third party under arrangement with Marketer, of any information relating to any Bank “consumer” or “customer” (as those terms are defined in the Gramm-Leach-Bliley Act and regulations thereunder).

ARTICLE III

FINANCIAL TERMS

3.1 Co-Branding Fee. Marketer shall pay to Bank a co-branding fee as follows:

[DELETED]

For the purpose of this calculation, the term “Active Account” shall mean all open, statemented Accounts but excluding Accounts with a zero (0) balance and Accounts that have been charged-

off by Bank. The first month’s fee shall be paid within thirty (30) days of Marketer’s receipt of a valid invoice from Bank. [DELETED]

3.2 Deposit. Throughout the term of this Agreement, Marketer shall maintain at Bank a non-interest bearing deposit of Two Hundred Thousand Dollars ($ 200,000) (the “Deposit”). If at any time Marketer does not make any payment pursuant to Section 4.1(b) of this Agreement when due, Bank may immediately access the Deposit. If Bank accesses the Deposit, Marketer must replenish the Deposit within three (3) Business Days. The Deposit shall be refundable to Marketer and paid to Marketer by Bank after termination of this Agreement and after all amounts due to Bank pursuant to this Agreement have been paid, but in no event later than one hundred and eighty (180) days following termination of this Agreement. The Deposit shall bear interest at the highest prime interest rate as reported in Money Rates Section of the Eastern edition of The Wall Street Journal (the “Prime Rate”) from the date of termination of this Agreement until the Deposit is refunded to Marketer.

3.3 Letter of Credit. During the term of this Agreement, Marketer shall maintain, with a major money center bank, an irrevocable letter of credit, in an amount, for the first six months, of $100,000. Thereafter, the amount shall be equal to the projected four (4)-day average funding requirement (“Funding Needs”) for the next six (6)-month period, which Funding Needs shall be established every six months (for the following six (6)-month period) by mutual agreement of the parties (such letter of credit and any replacement or additional letters of credit are collectively referred to as the “Letter of Credit”), in favor of Bank to secure Marketer’s obligations under this Agreement. The Letter of Credit shall be substantially in the form attached as Exhibit D attached hereto and incorporated herein by reference. If at any time Marketer does not make any payment pursuant to Section 4.1(b) of this Agreement when due,

Bank may immediately access the Letter of Credit. If Bank accesses the Letter of Credit, the Marketer shall reinstate the Letter of Credit within five business days. Marketer may revoke the Letter of Credit after termination of this Agreement, but the Letter of Credit shall be irrevocable through the termination of this Agreement and thereafter until Bank shall no longer own any of the Accounts.

3.4 Marketing Fee. Bank shall pay to Marketer daily a marketing fee in the form of the Non-Program Receivables related to the Program Receivables retained by Bank and not sold to Marketer pursuant to Section 4.1(a) (the “Marketing Fee”).

3.5 No Further Fees. The amounts provided for in this Article III with respect to payments due Bank from Marketer includes all amounts chargeable by Bank to Marketer under this Agreement, and Marketer shall not be required to pay, and Bank shall not be permitted to invoice Marketer for, any other charges in connection herewith, except for those additional services agreed to by Marketer in writing.

ARTICLE IV

PURCHASE AND SALE OF RECEIVABLES AND ACCOUNTS

4.1 Purchase and Sale of Receivables.

(a) At any time when outstanding Program Receivables exceed Two Hundred Thousand Dollars ($200,000), Bank shall thereafter sell to Marketer and Marketer shall thereafter purchase from Bank, on a daily basis, (i) 100% of the Program Receivables in excess of Two Hundred Thousand Dollars ($200,000) and all Non-Program Receivables related thereto, and (ii) all of Bank’s right, title and interest in and to all payments made by or on behalf of Cardholders attributable to the purchased Program Receivables and the purchased Non-Program Receivables related thereto. For purposes hereof, the purchase price (“Purchase Price”) shall be equal to 100% of the Program Receivables in excess of Two Hundred Thousand Dollars ($200,000). With respect to Credit Card Receivables sold to Marketer under this Section 4.1 (a), Bank shall pay daily to Marketer all payments made by or on behalf of the Cardholders attributable to the purchased Credit Card Receivables. Bank does hereby sell, transfer, assign, set over and otherwise convey to Marketer, without recourse except as provided herein, on a daily basis, 100% of the Program Receivables in excess of Two Hundred Thousand Dollars ($200,000), all Non-Program Receivables related thereto, the Marketing Fee and all of Bank’s right, title and interest in and to all payments made by or on behalf of Cardholders attributable to the purchased Credit Card Receivables. The parties hereto intend that the conveyance of Bank’s right, title and interest in and to the Program Receivables and Non-Program Receivables shall constitute a sale and not a secured borrowing, including for accounting purposes. If despite such intention, a court characterizes the sale of such Program Receivables and Non-Program Receivables hereunder as a loan rather than an absolute transfer, then this Agreement shall be deemed to be, and hereby is a security agreement, within the meaning of the Uniform Commercial Code in effect in any relevant jurisdiction, and Bank hereby grants to Marketer, a first priority perfected security interest in, to and under all of Bank’s right, title and interest, whether now existing or hereafter acquired or arising, in, to and under each and every Program Receivable and Non-Program Receivable required to be transferred to Marketer pursuant to this Section 4.1(a) and the Marketing Fee, for the purpose of securing Marketer’s rights under this Agreement.

(b) No later than 1:00 p.m. (Eastern Time) on each Banking Day, Bank shall notify by facsimile transmission the Chief Financial Officer or such officer’s designee at Marketer of the amount due to or owed by Marketer for transactions pursuant to Section 4.1 (a) above (the

“Settlement Amount”). For purposes of this Agreement, Banking Day shall mean a day that Bank is open for business and excluding Saturdays, Sundays and legal holidays. Payments due for any day shall be made by the appropriate party by wire transfer no later than 4:00 p.m. (Eastern Time), unless Bank is late in notifying Marketer of the Settlement Amount due for any day, in which case the appropriate party shall use all reasonable efforts to send the wire transfer within the time period set forth above or as soon thereafter as possible, but in any event no later than 1:00 p.m. (Eastern Time) of the next Banking Day following Marketer’s receipt of notice from Bank. In the event the wire transfer of the full Purchase Price due is not received by Bank by 3:00 p.m. (Eastern Time) of the next Banking Day following Marketer’s receipt of notice from Bank, Bank may immediately access the Letter of Credit for such past due amount. The delay until 3:00 p.m. (Eastern Time) of the next Banking Day shall only apply to the first day’s failure to receive the full Purchase Price due within a 6-month period and does not apply to any subsequent day’s failure within such 6-month period. For any subsequent day’s failure within such 6-month period Bank shall be entitled to immediately access the Letter of Credit for the past due amount, plus a fee of ten thousand dollars ($10,000). The party receiving payment shall promptly notify the party sending payment by facsimile transmission if any such required payment is not received when due and shall use reasonable efforts to provide such notice to the party sending payment by 5:30 p.m. (Eastern Time) of the due date but in no event shall such notice be given later than 12:30 p.m. (Eastern Time) of Banking Day following said due date.

(c) In the event Marketer has reason to dispute the accuracy of the Settlement Amount reported by Bank for any day, Marketer shall promptly so notify Bank, but such notice shall not affect either party’s obligation for timely payment of the Settlement Amount as noticed by Bank.

In the event it is determined that Marketer was correct in disputing the accuracy of the Settlement Amount for a given day, or if Bank shall fail for any other reason to properly remit the Settlement Amount due for any given day to Marketer, Bank shall promptly remit to Marketer the amount due Marketer with interest thereon computed at the rate of three (3) percentage points above the Prime Rate in effect on the date said sum was first due. If Marketer shall fail for any reason to remit to Bank the Settlement Amount due for any given day, then Marketer shall promptly remit to Bank the amount due Bank with interest thereon from the date such sum was due until the date the Settlement Amount is paid computed at the rate of three (3) percentage points above the Prime Rate in effect on the date said sum was first due. However, if Marketer makes a payment under this provision and Bank uses the Letter of Credit to satisfy the Purchase Price due then Bank shall have the right to retain such duplicate payment by Marketer as security for Marketer’s obligations under this Agreement until Bank has received written confirmation from the bank issuing the Letter of Credit (the “Letter of Credit Bank”) that the amount of the Letter of Credit has been reinstated, by a total amount corresponding to Marketer’s duplicate payment, and, upon receipt of such confirmation, Bank shall promptly remit to Marketer (i) the amount due Marketer and (ii) if Bank’s remittance is made more than one Banking Day following the receipt by Bank of such confirmation, with (A) interest thereon computed at the rate of three (3) percentage points above the Prime Rate in effect on the date said sum was paid in duplicate, for each full Banking day between (x) and including the date Bank received confirmation of the reinstatements of the Letter of Credit and (y) the date of Bank’s remittance, or (B) $100, whichever is greater.

If Marketer fails on any given day to pay the Purchase Price indicated by Bank, as provided hereunder, even in the event Marketer disputes such amount, and such failure is not cured within five (5) Banking Days from the date Marketer receives notification of nonpayment, Bank may (but need not and without waiver of its rights), in addition to any other rights and remedies it may have, upon notice to Marketer, sell to any third party any interest in the Program Receivables that Marketer failed to purchase; provided, however, that Bank shall not sell any interest in the Credit Card Receivables until it shall have utilized all funds available under the Letter of Credit to purchase Program Receivables for Marketer’s account.

(d) Bank shall remain the owner of all Credit Card Accounts, notwithstanding any sale of any Credit Card Receivables to Marketer or a third party, under this Section 4.1. Neither Marketer nor any third party shall be deemed to have assumed any obligations of Bank with respect to the Credit Card Accounts by virtue of any purchase of an interest in Credit Card Receivables hereunder. Except as otherwise provided in this Agreement, Bank shall not sell any Credit Card Receivables or any interest therein to any third party without the prior written consent of Marketer.

(e) The sale of Program Receivables and Non-Program Receivables contemplated in Section 4.1(a) hereof shall occur upon settlement therefor by or on behalf of Marketer and no additional documents shall be required by the parties to effect any such sale. Notwithstanding the foregoing, if, in the reasonable judgment of either party, in connection with any such purchase and sale, any additional instrument, document, or certificate is required to further evidence such purchase and sale, the other party shall execute and deliver any such document.

4.2 Sale of Accounts

(a) Except as provided in this Agreement, Bank shall not sell or transfer any Credit Card Account created under the Program, or any interest therein, to any party without the prior written consent of Marketer. Where sale or transfer to any party may be required by applicable laws and regulations, by formal written communication of any regulatory agency having jurisdiction over Banks, or by final order of any court having jurisdiction over Bank, Bank (i) must promptly notify Marketer, with as much advance notice as is practicable, of any such potential required sale or transfer, (ii) may stop the development of new solicitation campaigns (although Bank will remain bound to honor solicitation campaigns in progress at the time of any such notice of stoppage), and (iii) must cooperate with Marketer to find a replacement financial institution of Marketer’s choice to assume substantially all of Bank’s obligations under this Agreement, acquire the Accounts and continue the Program. If no replacement issuer acceptable to Marketer can be found, then Bank may terminate the Accounts under the Program and the parties will cooperate in an orderly wind-down of the Program.

(b) Upon expiration or termination of this Agreement, Marketer shall have the right, exercisable by giving written notice to Bank no later than sixty (60) days after notice of termination is provided by a party hereunder, to purchase the Accounts and all Credit Card Receivables then owned by Bank or to arrange for said purchase by a financial institution designated by Marketer, provided that such purchase by Marketer, or by a financial institution designated by Marketer, closes within 180 days. The purchase price for said Accounts and Credit Card Receivables shall be equal to 100% of the Program Receivables then owed by Bank. The terms of Section 8.1 (d) hereof shall apply to any such purchase.

4.3 Covenants of Bank. Except as provided in this Agreement, during the term of this Agreement, (i) Bank shall take no action (or fail to take any action) which would serve to allow for the creation of a lien, pledge, security interest or other encumbrance on any of the Credit Card Receivables or Accounts, (ii) Bank shall take no action (or fail to take any action) that could result in Bank no longer being the lawful owner of the Accounts and Credit Card

Receivables, (iii) Bank shall take no action (or fail to take any action) that could prevent Bank from having the absolute right and authority to sell the Accounts and Credit Card Receivables.

ARTICLE V

ADDITIONAL PRODUCTS AND SERVICES

5.1 Additional Services. In the event Marketer requests Bank to perform any additional services in connection with the Cards issued under the Program which are not already required to be performed under this Agreement by Bank, and which would entail additional expense by Bank, and Bank agrees to provide such services in connection with Cards issued hereunder, then the details and the costs of such services shall be agreed to by Marketer and Bank in writing and shall be attached to this Agreement as an amendment or set forth in a separate document signed by both parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Bank. Bank hereby represents and warrants Marketer as follows:

(a) Organization. Bank is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Delaware, with its headquarters located in Wilmington, Delaware.

(b) Capacity; Authority; Validity. Bank has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Bank of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bank, and this Agreement has been duly executed and delivered by Bank and constitutes the valid and binding obligation of Bank and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

(c) Compliance. All aspects of Bank’s performance of this Agreement or related to the Program, comply and will comply in all respects with applicable law and regulations.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Bank nor the consummation of the transactions contemplated herein by Bank will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which Bank is a party or by which Bank is bound, (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document, of Bank, (iii) result in the creation of any lien, charge or encumbrance upon any of the Credit Card Accounts or the Credit Card Receivables (except pursuant to the terms hereof), (iv) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound, or (v) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound. Bank is not subject to any agreement with any regulatory authority, which would prevent the consummation by Bank of the transactions contemplated by this Agreement.

(e) Litigation. At the date of this Agreement, there is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending to which Bank is a party, which adversely affects any of its assets or the ability of Bank to consummate the transactions contemplated hereby, and, except as otherwise disclosed by Bank to Marketer, to the best of Bank’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and to the best of Bank’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

(f) No Consent, Etc. Except as otherwise disclosed by Bank to Marketer, at the date of this Agreement, no consent of any person (including without limitation, any stockholder or creditor of Bank) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to Marketer) in connection with the execution or delivery of this Agreement by Bank, the validity of this Agreement with respect to Bank, the enforceability of this Agreement against Bank, the consummation by Bank of the transactions contemplated hereby, or the performance by Bank of its obligations under this Agreement.

(g) FDIC Insurance. Bank is, and at all times during the term of this Agreement will remain, a member of the Federal Deposit Insurance Corporation.

(h) MasterCard Membership. Bank is, and at all times during the terms of this Agreement will remain, a member (or become a principal member) of MasterCard, through Republic First Bank, as evidenced by an agreement substantially in the form attached as Exhibit C, or another eligible financial institution (or through a direct relationship with MasterCard), in accordance with Section 2.9 of this Agreement. Marketer is, and shall remain during the term of this Agreement and for so long thereafter as Bank shall own any Account, a third party beneficiary of Bank’s agreement with Republic First Bank (or other eligible financial institution) and, as such, is (and shall remain) entitled to enforce Bank’s rights under such agreement.

6.2 Representations and Warranties of Marketer. Marketer hereby represents and warrants to Bank as follows:

(a) Organization. Marketer is a for profit corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

(b) Capacity; Authority; Validity. Marketer has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Marketer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Marketer, and this Agreement has been duly executed and delivered by Marketer and constitutes the valid and binding obligation of Marketer and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

(c) Compliance. All aspects of the Program, all terms of the Accounts and the Cardholder Agreements, and all Solicitation Materials and other documents, materials and agreements supplied or communicated in any form to Cardholders, prospective Cardholders or others in connection with the Program comply and will comply in all respects with applicable law and regulations.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Marketer nor the consummation of the transactions contemplated herein by Marketer will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any contract, instrument or commitment to which Marketer is a party or by which it is bound, (ii) violate the certificate of incorporation or bylaws, or any other equivalent organizational document, of Marketer, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Marketer is a party or by which it is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Marketer is a party or by which it is bound. Marketer is not subject to any agreement with any regulatory authority, which would prevent the consummation by Marketer of the transactions contemplated by this Agreement.

(e) Litigation. At the date of this Agreement, there is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending, to which Marketer is a party and by which it is bound, which adversely affects Marketer’s ability to consummate the transactions contemplated hereby and, to the best of Marketer’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and, to the best of Marketer’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

(f) No Consent, Etc. No consent of any person (including without limitation, any stockholder or creditor of Marketer) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to Bank) in connection with the execution or delivery of this Agreement by Marketer, the validity or enforceability of this Agreement against Marketer, the consummation of the transactions contemplated hereby, or the performance by Marketer of its obligations under this Agreement.

ARTICLE VII

CONFIDENTIAL INFORMATION

7.1 Confidential Information. All material and information supplied by one party to the other party in the course of the negotiation of this Agreement and its performance hereunder,

including, but not limited to, information concerning either party’s marketing plans; technological developments, objectives and results; financial results; customers; business operations; and vendor agreements are confidential and proprietary to the disclosing party (“Confidential Information”). Confidential Information does not include any information that was (i) known to the receiving party at the time of disclosure or developed independently by such party without violating the terms herein; (ii) in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of the receiving party; or (iii) disclosed to the receiving party by a third party that is not prohibited by law or agreement from disclosing the same. Nonpublic Personal Information regarding a consumer Cardholder while the Account is owned by Bank shall be deemed Confidential Information. Notwithstanding the foregoing, but without limiting the effect of the last sentence of Section 2.11 hereof, each Cardholder List shall be deemed, for purposes of this Article VII, Confidential Information owned by Marketer.

7.2 Protection of Confidential Information. Confidential information shall be used by each party solely in the performance of its obligations pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except as may be necessary to perform its obligations pursuant to this Agreement, except as may be required by law or agreed upon in writing by the other party, and except as may be necessary to maintain the perfection of the Marketer’s interest in the Program Receivables and the Non-Program Receivables purchased pursuant to Section 4.1(a). Each party shall take all reasonable steps to safeguard Confidential Information disclosed to it so as to ensure that no unauthorized person shall have access to any Confidential Information. Each party shall, among other safeguards which it may consider necessary, require its employees, agents, and subcontractors having access to Confidential Information to enter into appropriate confidentiality agreements containing such terms as are necessary to satisfy its obligation herein. Each party shall promptly report to the other party any unauthorized disclosure or use of any Confidential Information of that party of which it becomes aware. Neither party shall use any Confidential Information in any manner contrary to the interests of the other party. Upon request or upon termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control. No disclosure by a party hereto of Confidential Information of such party shall constitute a grant to the other party of any interest or right whatsoever in such Confidential Information, which shall remain the property solely of the disclosing party. Nothing contained herein shall limit a party’s rights to use its Confidential Information in any manner permitted by applicable law. Confidential Information constituting Nonpublic Personal Information regarding consumer Cardholders obtained from Bank shall be used and disclosed by Marketer and other third parties only in furtherance of the performance of services for Bank or functions on Bank’s behalf; as necessary to effect, administer, or enforce a transaction that a consumer requested or authorized; or as otherwise permitted by applicable law. Marketer and any third party with access to Nonpublic Personal Information obtained from Bank shall comply with Bank’s information security program in regard to such Nonpublic Personal Information, including proper disposal of such Nonpublic Personal Information

7.3 Survival. The terms of this Article 7 shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Term and Termination.

(a) Term. This Agreement shall commence on the date first above written and shall continue in full force and effect until the five (5) year anniversary of such date (the “Initial Term”), unless otherwise terminated as provided in Section 8.1 (b) herein. After the Initial Term, this Agreement shall be extended for renewal terms of two (2) years each (“Renewal Term”), unless one party notifies the other party of its intent to terminate this Agreement at least 180 days prior to the end of the Initial Term or any Renewal Term. The termination of this Agreement shall not terminate, affect or impair any rights, obligations or liabilities of either party hereto that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination.

(b) Termination. (i) Either party to this Agreement may terminate this Agreement, reserving all other remedies and rights hereunder in whole or in part, upon the following conditions:

(A)	Event of Default. Upon the occurrence of an Event of Default by Marketer or Bank, the other may terminate this Agreement (i) in the case of any Event of Default described in clause (1) below, effective immediately upon the giving of notice of termination by Bank to Marketer, and (ii) in the case of any Event of Default described in clause (2) below, by giving ten (10) Banking Days’ prior written notice to the defaulting party of its intent to terminate this Agreement. For purposes of this Agreement,

(1)	an “Event of Default” hereunder by Marketer shall occur in the event Marketer fails to pay the full Purchase Price due as specified by Bank for any day by 4:00 p.m. Eastern Time that day pursuant to Section 4.1 hereof (or, if Bank was late in notifying Marketer of the Purchase Price due, by 4:00 p.m. Eastern Time of the next Banking day following Marketer’s receipt of notice from Bank of the Purchase Price due), unless such failure is fully corrected by Marketer, in the manner described in clause (3) below, by 4:00 p.m. Eastern Time of the third calendar day thereafter (or of the first Banking Day after such third calendar day if such third calendar day is not a Banking Day),

(2)	an “Event of Default” hereunder by Bank or Marketer, to the extent not described in clause (1) above, shall occur in the event such party defaults in the performance of any of its other material duties or obligations under this Agreement and fails to correct the default, to the reasonable satisfaction of the other party, within a 30-day cure period commencing upon receipt of notice from the other party, and

(3)

for purposes of clause (1) above, the failure to pay the Purchase Price due for any day will be considered “fully corrected” only when Marketer shall have both (i) paid Bank by wire transfer of collected funds the full Purchase Price due as specified by Bank for the first day the Purchase Price due was not paid in full and for each day thereafter for which the Purchase Price due as specified by Bank was not paid in full (“Past Due Amounts”), and (ii) (to the extent Bank shall have drawn on the Letter of Credit to satisfy all or part of any of such Past Due Amounts) reinstated the Letter of Credit by the full amount drawn and also caused Bank to be in receipt of written notification from the Letter of Credit Bank of such reinstatement, or alternatively, provided Bank written authority to communicate with the Letter of Credit Bank and like written authority for the Letter of Credit Bank to disclose to Bank that the Letter of Credit has been reinstated and the details associated therewith and the Letter of Credit Bank confirms that the Letter of Credit has been reinstated.

Notwithstanding the foregoing, except in the case of an Event of Default described in clause (1) above, notice of termination may not be sent until the party seeking to terminate has followed the provisions of Section 8.1(e) hereof.

(B)

Bankruptcy. Either party may terminate this Agreement, at any time upon notice to the other party, after the filing by the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law, or upon the other party’s making of an assignment of its assets for the benefit of creditors, or upon the application of the other party for the appointment of a receiver or trustee of its assets.

(C)	Termination for Force Majeure or Changes in Laws or Regulations. This Agreement may be terminated by either party on or after the ninetieth (90th) day following the giving of notice by the other party that such notice-giving party’s performance is: (A) prevented or delayed by a force majeure event listed in Section 8.7 hereof, if the failure to perform has not been cured at the end of such ninety (90) day period, or (B) rendered (through no act or omission of such party) illegal or impermissible for that party or its ultimate parent corporation due to changes in laws or regulations applicable to the terminating party.

(c) Duties After Termination. Upon termination of this Agreement, in order to preserve the goodwill of Cardholders both parties shall cooperate in order to ensure a smooth and orderly termination of their relationship and a transition of Cardholder Accounts. In the event Bank terminates this Agreement, Bank shall continue to fulfill all of its obligations hereunder (which shall not include establishing any new Accounts) for a period of up to 180 days after the termination in order to allow Marketer to convert the Accounts to an alternative credit card issuer or processor; provided however, that (i) if the termination results from an Event of Default described in clause (1) of Section 8.1(b)(i)(A), then Bank, effective immediately upon such termination, may refuse to authorize any new charges on Accounts, and (ii) in the event of any other termination of this Agreement by Bank, if during the period following termination there occurs an Event of Default described in clause (1) of Section 8.1(b)(i)(A), then effective immediately upon notice to Marketer, Bank may refuse to authorize any new charges on

Accounts. Section 8.1(e) shall be inapplicable to disputes relating to the matters referred to in the proviso in the preceding sentence. The parties acknowledge that neither the termination of this Agreement nor the termination of any receivables purchase agreement or similar agreement (under which specified Program Receivables and Non-Program Receivables are purchased by Marketer from Bank in connection with securitizations or similar transactions by Marketer) shall terminate the obligations of Marketer to purchase and pay for all Program Receivables and Non-Program Receivables pursuant to Section 4.1 hereof.

(d) Purchase of Accounts

(i) (A) Marketer shall have the right, exercisable by providing written notice to Bank, to purchase within 30 days, and (B) Bank shall have the right, upon the expiration or termination of this Agreement, exercisable by providing written notice to Marketer, to cause Marketer to purchase, all of the Credit Card Accounts and (to the extent not previously purchased by Marketer) all of the Credit Card Receivables as of the date of such purchase, and this Agreement shall terminate upon the consummation of such purchase. Marketer may fulfill such obligation by arranging for said purchase to be made by a third party designated by Marketer. The purchase price in the event of a purchase and sale under this Section 8.1 (d) shall be equal to 100% of the Program Receivables owned by Bank on the date of purchase. The purchase should close within 30 days.

(ii) Bank shall transfer to Marketer all books and records relating to the Accounts and Credit Card Receivables and each party shall return all property belonging to the other party which is in its possession or control at the time of termination. In the event Marketer defaults in its obligation to purchase the Accounts and Marketer’s Letter of Credit become exhausted, Bank (without limiting any other remedy it may have) may elect to retain the

Accounts, in which case Bank shall so notify Marketer, or the parties may mutually agree to sell the Accounts and Credit Card Receivables to an unrelated purchaser, in which case any premium received on the sale of the Accounts shall be payable in full to Marketer, less any fees due to Bank under this Agreement and any reasonable expenses actually incurred by Bank in connection with the sale of the Accounts.

(iii) From and after the date of purchase, Bank agrees to (A) segregate, specially mark and otherwise appropriately identify all Accounts purchased by Marketer as belonging to Marketer and (B) to execute and deliver to Marketer such additional documents and instruments and to take such action, all without further consideration, as Marketer shall reasonably request to effectuate the giving, granting, bargaining, sale, conveyance, setting over, delivery, transfer, confirmation and assignment provided for therein, including, without limitation, such Uniform Commercial Code financing statements as may be requested by Marketer.

(iv) Bank shall (A) give such further assurances to Marketer and shall execute, acknowledge and deliver all such acknowledgments, assignments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively vest in Marketer the full legal and equitable title to all Accounts and Credit Card Receivables purchased by Marketer and (B) make reasonable efforts to assist Marketer in the orderly transition of the operations being acquired by Marketer, including sending to Marketer any payments on Accounts which may be received by Bank after closing. Bank agrees to work with Marketer’s personnel to assure a smooth transition of the Accounts and continuity of operations with respect to the Accounts.

(e) Resolution of Disputes. The parties agree that it is their desire to use their best efforts to resolve amicably any and all disputes or disagreements that may arise between them with respect to the interpretation of any provision of this Agreement or with respect to the performance by the parties under this Agreement, in order to avoid an early termination of this Agreement. Toward that end, the parties agree that in the event any dispute or disagreement arises that cannot be resolved at the operating level by the employees of each party having direct responsibility for the performance, or operating function in question, each of the parties will promptly appoint a designated officer to meet for the purpose of endeavoring to resolve such dispute or negotiate an adjustment to such provision. Any disputes that, if not resolved, may lead to an allegation by one party that an Event of Default has occurred by the other party shall be referred to the Chief Financial Officer of Bank and the Chief Financial Officer of Marketer, who shall confer and diligently attempt to find reasonable methods of correcting the condition giving rise to the anticipated Event of Default. No legal proceedings for the resolution of any such dispute may be commenced or notice of termination of this Agreement may be served until such Chief Financial Officers have so conferred, and until either party concludes, in good faith, that amicable resolution through continued negotiation of the matter at issue does not appear likely and one party provides written notice of same to the other party.

8.2 Indemnification

(a) Except to the extent of any Losses which arise from the direct acts or omissions of Bank or an affiliate of Bank, Marketer shall be liable to and shall indemnify and hold harmless Bank and its respective directors, officers, employees, agents and affiliates and permitted assigns from and against any and all “Losses” (as herein defined) arising out of (i) any failure of Marketer or any third parties selected by Marketer to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by Marketer or any third parties selected by Marketer herein, (iii) any infringement or alleged infringement of any of the Marketer Credit Card Marks, or the use thereof hereunder, on the rights of any third party, (iv) failure of Marketer or any third parties selected by Marketer to comply, in respect of its obligations in connection with the Program hereunder, with any applicable laws or regulations whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of Marketer hereunder, (v.) any losses or penalties related to unlawful use of Cardholders’ identifying information, including, but not limited to, his or her name, address, social security number, date of birth, official State or government-issued driver’s license or identification number, alien registration number, government passport number, employer or taxpayer identification number, or Card number by the Marketer or any third parties selected by Marketer or (vi) the offering of the Program and any and all aspects thereof, including (without limitation) any demands or claims made in any individual, joint, representative or class action by or on behalf of Cardholders and or other persons, and any inquiries, investigation or actions by federal, state, or local regulatory agencies or administrative bodies.

(b) Except to the extent of any Losses which arise from the direct acts or omissions of Marketer or an affiliate of Marketer, Bank shall be liable to and shall indemnify and hold harmless Marketer and its respective officers, directors, employees, agents and affiliates and permitted assigns, from and against any Losses (as defined below) arising out of (i) the failure of Bank to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by Bank herein, (iii) any infringement or alleged infringement of any of Bank Credit Card Marks, or the use thereof hereunder, on the rights of any third party, or (iv) any failure of Bank to comply, in respect of its obligations in connection with the Program hereunder, with any applicable laws or regulations whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of Bank hereunder. For the purposes of this Agreement, the term “Losses” shall mean all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements, and expenses whatsoever, including, without limitation, (i) outside attorneys’ fees, expert testimony, accountants fees and disbursements and court costs reasonably incurred by the indemnified party; (ii) punitive, consequential, special and incidental damages and (iii) costs (including reasonable expenses and reasonable value of time spent) attributable to the necessity that any officer or employee (other than in-house attorneys) of any Indemnified Party spend more than 25% of his or her normal business hours, over a period of two (2) months, in connection with any judicial, administrative, legislative, or other proceeding.

8.3 Procedures for Indemnification

(a) Notice of Claims. In the event any claim is made, any suit or action is commenced, or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified Party”) by the other party (“Indemnifying Party”) is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(b) Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to defend any suit, claim or proceeding. The Indemnifying Party shall notify the Indemnified Party via facsimile transmission, with a copy by mail, within ten (10) days of having been notified pursuant to this Section 8.3(a) if the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit or action. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the Indemnified Party’s expenses, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying Party; or (iii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof.

(c) Settlement of Claims. The Indemnifying Party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. Any final judgment or decree entered on or in, any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be subject to the other provisions hereof be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 8.3.

(d) Indemnification Payments. Amounts owing under Section 8.2 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability. If at any time Marketer does not make any payment pursuant to this Section 8.3(d) when due, Bank may immediately access the Letter of Credit for such amount in which case Marketer shall promptly provide Bank with written confirmation from the Letter of Credit Bank that the amount of the Letter of Credit has been reinstated by a total amount corresponding to any amounts drawn by Bank in accordance with its written demand for indemnification. However, if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify and the parties are not otherwise able to reach agreement, the controversy shall be settled by final judgment entered by a court of competent jurisdiction.

(e) Survival. The terms of Section 8.2 and 8.3 shall survive the termination of this Agreement; provided however, that a direct claim made by a party hereto against the other party hereto for breach of any part of this Agreement other than Sections 8.2 and 8.3 hereof, shall only survive the termination of this Agreement for a period of five years.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

8.5 Press Releases. Except as may be required by law or regulation or a court or regulatory authority or any stock exchange, neither Bank nor Marketer, nor their respective affiliates, shall issue a press release or make public announcement or any disclosure to any third party related to the terms of this Agreement without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

8.6 Relationship of the Parties. Bank and Marketer agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint ventures or any association for profit between and among Bank and Marketer.

8.7 Force Majeure. In the event that either party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, nuclear disaster, acts of terrorism or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the-ability of that party to perform any of its obligations hereunder a whole or in part.

8.8 Books and Records. Each party shall maintain books of account and records, in accordance with standard accounting practices and procedures, of all financial transactions arising in connection with its obligations pursuant to this Agreement for a period of not less than five years from the date last recorded or created, and after such time the other party will be offered a reasonable opportunity to take possession of such records at its expense prior to their destruction. In addition to and notwithstanding the foregoing, to the extent either party has sole possession of any records required to be maintained by the other party pursuant to applicable state or federal laws or regulations, the party with possession shall maintain such records in such form and for such time periods as are provided for in such laws and regulations. Subject to the first sentence of this Section, either party may, at its own expense and upon reasonable prior notice, have full access to and the right to inspect and copy the books and records of the other party relating to services performed herein by that party, and during the term of this Agreement, each party shall furnish to the other party all such information concerning transactions and services provided by it pursuant to this Agreement as that party may reasonably request.

8.9 Notices. All notices, requests and approvals required by this Agreement shall be in writing, (ii) shall be addressed to the parties as indicated below unless notified in writing of a change in address, and (iii) shall be deemed to have been given either when personally delivered or, if sent by mail, in which event it shall be sent postage prepaid, upon delivery thereof, or, if sent by facsimile (with oral confirmation of receipt), or nationally recognized overnight delivery, upon delivery thereof. The addresses of the parties are as follows:

To Bank:	FIRST BANK OF DELAWARE

Attention: Alonzo J. Primus, CPA

1000 Rocky Run Parkway

Wilmington, Delaware 19803

Telephone: (215) 735-4422, x5260

Fax: (215) 735-0955

With copy

FIRST BANK OF DELAWARE

Attention: Paul Frenkiel, Chief Financial Officer

1000 Rocky Run Parkway

Wilmington, Delaware 19803

Telephone: (215) 735-4422, x5255

Fax: (215) 735-0955

To Marketer:	COMPUCREDIT CORPORATION

Attention: General Counsel

245 Perimeter Center Parkway, Suite 600

Atlanta, Georgia 30346

Fax: (770) 206-6187

8.10 Modification and Changes. This Agreement, together with any Exhibits attached hereto, constitutes the entire agreement between the parties relating to the subject matter herein. This Agreement may only be amended by a written document signed by both parties; provided, however, that there may be separate written agreements signed by both parties from time to time that serve to augment certain of the provisions contained herein.

8.11 Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Except as otherwise provided herein, this Agreement shall not be assigned by either party, except to a wholly-owned subsidiary or affiliate of such assigning party, without the written consent of the other party, which consent shall not unreasonably be withheld, conditioned or delayed, and any such permitted assignment shall terminate when such assignee is no longer a wholly-owned subsidiary or affiliate of such party. Notwithstanding the foregoing, Marketer may assign such rights hereunder as may be required to accomplish a securitization of all or part of the Program Receivables and the Non-Program Receivables.

8.12 Effectiveness. This Agreement shall become effective when it has been accepted and executed on behalf of Bank by an authorized officer and on behalf of Marketer by an authorized officer.

8.13 Waivers. Neither of the parties shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is approved in writing by the waiving party.

8.14 Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

8.15 Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

8.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement, but in making proof hereof it shall not be necessary to exhibit more than one

8.17 Expenses. Except as otherwise specifically provided in this Agreement, all parties shall pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all regulatory fees, attorneys’ fees, accounting fees and other expenses.

8.18 Consumer Complaints. Marketer shall provide to Bank any copies of customer complaints received from Cardholders within five (5) business days of receipt.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FIRST BANK OF DELAWARE	COMPUCREDIT CORPORATION

By:	By:
Title:	Title:

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